Exhibit 99.1

RIBBON COMMUNICATIONS INC.

AMENDED AND RESTATED 2019 INCENTIVE AWARD PLAN

1. Purpose.

              The purpose of this Ribbon Communications Inc. Amended and Restated 2019 Incentive Award Plan (as may be further amended from time to time, the "Plan") is to advance the interests of the stockholders of Ribbon Communications Inc., a Delaware corporation (the "Company"), by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") (and any other parent or subsidiary of the Company as defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") or any successor form). Prior to this amendment and restatement, the predecessor to this Plan, the Ribbon Communications Inc. 2019 Incentive Award Plan (the "Original Plan") became effective as of June 5, 2019 (the "Original Effective Date"). This amendment and restatement of the Original Plan shall be effective as of the date of approval by the Company's stockholders at its 2020 annual meeting of stockholders (the "Restatement Effective Date"). No awards may be granted under the Company's Amended and Restated Stock Incentive Plan, the Company's 2008 Stock Incentive Plan or the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (collectively, the "Prior Plans") on or after the Original Effective Date. To the extent the Plan is not approved by the Company's stockholders at its 2020 annual meeting of stockholders, the Plan shall not become effective, the Original Plan, as approved by the Company's stockholders on the Original Effective Date, will remain in effect in accordance with its terms, and awards may be granted under the Original Plan, as so approved, on and after the date of the 2020 annual meeting of stockholders without regard for the terms herein.

2. Eligibility.

             All of the Company's employees, officers, and non-employee directors (each, a "Director"), as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) (each, an "Eligible Individual") are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units (including, without limitation, performance stock units), and other stock- or cash-based awards (each, an "Award") under the Plan. Each Eligible Individual who receives an Award under the Plan is deemed a "Participant".

3. Administration and Delegation.

              (a)    Administration.    Subject to any delegation pursuant to Sections 3(b) and (c), the Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan or any Award, to the extent such action or determination is made in good faith.

              (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

              (c)    Delegation to Officers.    Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to Eligible Individuals and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards that the officers may grant, and the time period in which the Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

4. Stock Available for Awards.

              (a)    Number of Shares.    Subject to Section 4(b) and adjustment under Section 10, the aggregate number of shares of common stock, $0.0001 par value per share, of the Company (the "Common Stock") reserved for Awards under the Plan is equal to 15,551,611 shares of Common Stock, consisting of (i) 14,500,000 shares of Common Stock that were previously approved by stockholders on the Original Effective Date (7,000,000 shares of Common Stock that were approved under the Original Plan, plus 7,500,000 shares of Common Stock that were approved by stockholders on the Restatement Effective Date), plus (ii) 1,051,611 shares of Common Stock previously reserved for issuance under the Amended and Restated Stock Incentive Plan that remained available for grant as of the Original Effective Date. Notwithstanding anything to the contrary herein, no more than 15,551,611 shares of Common Stock may be issued as Incentive Stock Options (as defined below) under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares (if any).

              (b)    Share Count.    Shares issued pursuant to Awards will count against the shares of Common Stock available for issuance under the Plan as one (1) share for every one (1) share issued in connection with the Award. If any Award (or award under a Prior Plan) expires or is terminated, surrendered or canceled without having been fully exercised, is cash-settled, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award (or award under a Prior Plan) being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then shares of Common Stock covered by such Award (or award under a Prior Plan) shall, to the extent of such termination, surrender, cancellation, cash-settlement or forfeiture, again become available for the grant of Awards under the Plan. Notwithstanding the foregoing, (i) shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) shares subject to a SAR that are not issued in connection with its share settlement on exercise thereof, and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, shall not increase the number of shares of Common Stock available for the future grant of Awards. In the case of Incentive Stock Options, the foregoing provisions shall be subject to any limitations under the Code. Additionally, in the event that a company acquired by the Company or any subsidiary thereof or with which the Company or any subsidiary thereof combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 4(a) above); provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its subsidiaries immediately prior to such acquisition or combination.

              (c)    Limit on Awards to Directors.    Notwithstanding any provision to the contrary in the Plan, during any calendar year, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards and the amount of any cash fees granted or paid to a Director, in respect of such Director's services as a non-employee director for such year, shall not exceed $650,000. The Board may make exceptions to this limit for individual Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Directors.

              (d)    Substitute Awards.    In connection with a corporate transaction with another entity, such as a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan (subject to compliance with the applicable requirements of Section 424 of the Code and Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder, "Section 409A")). Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5. Stock Options.

              (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option shall be designated a "Nonstatutory Stock Option."

              (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company, any of its present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

              (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. Subject to Section 4(d), the exercise price shall be not less than 100% of the fair market value (as defined below) on the date the Option is granted.

              (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law, as determined by the Company, or (ii) shares of Common Stock may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the term of the applicable Option (which, in no event will exceed ten (10) years from the date of grant).

              (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised and any other documentation required by the Board. The form of such notice of exercise shall be determined by the Company in its sole discretion. Shares of Common Stock subject to the Option will be delivered by the Company as soon as reasonably practicable following exercise.

              (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

                (i)  in cash or by check, payable to the order of the Company (or, to the extent determined appropriate by the Company in lieu of cash or check, through electronic payment through a stock plan administrator or other third party);

                (ii)  except as may otherwise be provided in the applicable option agreement, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding and (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

                        (iii)  to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, (A) by the withholding of shares of Common Stock otherwise issuable under an Award or (B) by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued in the manner determined by (or in a manner approved by) the Board, provided (x) such method of payment is then permitted under applicable law, (y) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its sole discretion, and (z) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

                        (iv)  to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

                (v)  by any combination of the above permitted forms of payment.

              (g)    Fair Market Value.    Fair market value of a share of Common Stock for purposes of establishing the exercise price of each Option under Section 5(c) and the exercise price of each SAR under Section 6(c) will be determined as follows:

                (i)  if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant;

                (ii)  if the Common Stock does not trade on any such exchange, the average of the closing bid and ask prices for the date of grant as reported by the principal market on which the Common Stock is then traded, or if there are no such closing bid and ask prices, the average of the bid and ask prices as reported by any other commercial service for the date of grant; or

                        (iii)  if the Common Stock does not trade on any such exchange and there are no bid and asked prices available for determination under Section 5(g)(ii), the fair market value as determined by the Board in its discretion.

For any date that is not a trading day, the fair market value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A.

              (h)    Limitation on Repricing.    Other than pursuant to Section 10, the Board shall not without the approval of the Company's stockholders: (i) lower the exercise price of an Option, (ii) cancel an Option when the exercise price per share exceeds the fair market value of one share in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

              (i)    No Reload Options.    No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with the exercise of the original Option.

              (j)    No Dividend Equivalents.    No Option shall provide for the payment or accrual of dividend equivalents.

6. Stock Appreciation Rights.

             (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

              (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

              (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event (as defined below)) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

              (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

              (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. Subject to Section 4(d) and Section 6(i), the exercise price shall not be less than 100% of the fair market value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the fair market value on such future date.

              (d)    Term.    Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law, as determined by the Company or (ii) shares of Common Stock may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the term of the applicable SAR (which, in no event will exceed ten (10) years from the date of grant).

              (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Board. The form of such notice of exercise shall be determined by the Company in its sole discretion.

              (f)    Limitation on Repricing.    Other than pursuant to Section 10, the Board shall not without the approval of the Company's stockholders: (i) lower the exercise price of a SAR, (ii) cancel a SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to a SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

              (g)    No Reload Rights.    No SAR granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

              (h)    No Dividend Equivalents.    No SAR shall provide for the payment or accrual of dividend equivalents.

              (i)     Substitution of SARs.    The Board may provide in the applicable option agreement evidencing the grant of an Option that the Board, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such SAR shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

7. Restricted Stock; Restricted Stock Units.

              (a)    General.    The Board may grant Awards entitling Participants to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time of (or following) the vesting of such Award ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

              (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting, settlement and repurchase (or forfeiture) and the issue price, if any.

              (c)   Additional Provisions Relating to Restricted Stock.

              (1)      Dividends.    Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock ("Unvested Dividends") shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

              (2)     Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

              (d)   Additional Provisions Relating to Restricted Stock Units.

              (1)     Settlement.    Upon the vesting of and/or lapsing of any other restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company in settlement of such Restricted Stock Unit such number of shares of Common Stock or an amount of cash equal to the value determined by (or in a manner approved by) the Board of such number of shares of Common Stock, as provided in the applicable Award agreement. Subject to Section 409A, the Board may, in its sole discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

              (2)     Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

              (3)      Dividend Equivalents.    The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount, in cash and/or shares of Common Stock, equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"); except that any such Dividend Equivalents shall be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the underlying Restricted Stock Unit with respect to which they are paid. No interest will be paid on Dividend Equivalents.

8. Other Stock- or Cash-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property ("Other Stock-Based Awards"), which may include, without limitation, deferred shares or deferred stock units, as well as cash payments and other cash bonus awards ("Cash-Based Awards"), may be granted hereunder to Participants, including, without limitation, Dividend Equivalents and Awards entitling recipients to receive shares of Common Stock or cash to be delivered in the future. Such Other Stock-Based Awards and Cash-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled (including, without limitation, annual or other cash bonuses). Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award and Cash-Based Award, including, without limitation, any exercise or purchase price, performance goals, transfer restrictions, or vesting and forfeiture conditions applicable thereto.

Any dividends or distributions (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Common Stock granted under an Other Stock-Based Award shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares and will be paid no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Other Stock-Based Award. Any Dividend Equivalent provided in an Award agreement with respect to an Other Stock-Based Award shall be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the Other Stock-Based Award with respect to which paid. No interest will be paid on any such dividends or Dividend Equivalents.

9. Performance Awards.

              (a)     Performance-Based Grants.    Any Award may be made subject to the achievement of performance goals consistent with this Section 9 ("Performance Awards").

              (b)     Performance Measures.    For any Performance Award, the Board may specify that the degree of vesting, settlement and/or payout (or other term or condition of the Performance Award) shall be subject to the achievement of one or more performance measures established by the Board, which may include, without limitation, the relative or absolute attainment of specified levels of one or any combination of the following: (i) bookings, (ii) backlog, (iii) revenue, (iv) gross margin ($), (v) gross profit (%), (vi) operating expenses, (vii) operating income (loss), (viii) net income (loss), (ix) earnings (loss) per share, (x) earnings before interest, taxes, depreciation and/or amortization ("EBITDA"), (xi) adjusted EBITDA, (xii) earnings before interest and/or taxes ("EBIT"), (xiii) adjusted EBIT, (xiv) cost reduction or savings, (xv) productivity ratios or other similar metrics, (xvi) performance against budget, (xvii) cash flow from operations, (xviii) stock price, (xix) financial ratings, (xx) financial metrics and ratios, (xxi) exit rate operating metrics, (xxii) total stockholder return (whether in the absolute or measured against or in relationship to other companies comparably, similarly or otherwise situated), (xxiii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product), (xxiv) implementation or completion of critical projects, (xxv) economic value or economic value added, (xxvi) customer satisfaction, (xxvii) working capital targets, (xxviii) organization/transformation metrics, (xxix) return measures (including but not limited to, return on assets, capital, invested capital, equity, sales or revenue), (xxx) market share, and (xxxi) any other objective or subjective measure determined by the Board.

The Board may specify that such performance measures shall be adjusted to take into account any events or circumstances determined appropriate by the Board, including, without limitation, any one or more of the following: (A) extraordinary, nonrecurring or unusual items, (B) gains or losses on acquisitions or dispositions of assets or operations, (C) the cumulative effects of changes in tax laws or accounting principles, (D) the write-down of any asset, and (E) charges for restructuring and rationalization programs. Such performance measures may vary by Participant and may be different for different Awards and may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Board. Such performance measures may be calculated on generally accepted accounting principles ("GAAP") or non-GAAP basis or otherwise in accordance with applicable accounting principles or such other methodology as determined appropriate by the Board.

              (c)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award, the Board may adjust downwards or upwards, the cash or number of Shares payable pursuant to such Performance Award in its discretion, and the Board may waive the achievement of the applicable performance measures. The Board shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate.

10. Adjustments for Changes in Common Stock and Certain Other Events.

              (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination or exchange of shares, consolidation, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend or any other change affecting the shares of Common Stock or the share price of the Common Stock (other than an Equity Restructuring), the Board may make equitable adjustments to reflect such change with respect to: (i) the number and class of securities available under the Plan, (ii) the number and class of securities and exercise price per share of each outstanding Option and SAR, (iii) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, (iv) the number of shares subject to and the share-and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, and (v) any other applicable the terms and conditions of outstanding Awards (including, without limitation, any applicable performance targets and criteria). Notwithstanding the foregoing, in the event of an Equity Restructuring, the Company shall equitably adjust in the manner determined by the Board the number and class of security subject to each outstanding Award and the exercise or purchase price thereof, if applicable (and such adjustments shall be nondiscretionary and final and binding on the affected Participants and the Company) and/or the aggregate number and class of security that may be issued under the Plan (including, without limitation, any share counting provisions related thereto). "Equity Restructuring" shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

              (b)   Reorganization Events.

              (1)      Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction, (c) any liquidation or dissolution of the Company, or (d) any event described in Section 10(a) or any other unusual or nonrecurring transaction or event affecting the Company or any of its subsidiaries (or their respective financial statements).

              (2)     Consequences of a Reorganization Event on Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a payment of cash and/or property for each share surrendered in the Reorganization Event (the value of such payment, the "Acquisition Price"), make or provide for a payment of cash and/or property to a Participant with a value equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards (and, if as of the Reorganization Event, the Board determines in good faith that there is no such excess with respect to an Award, then such Award may be terminated by the Company without payment), (v) provide that Awards will be replaced with other rights or property selected by the Board (including, in connection with a liquidation or dissolution of the Company, conversion into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings)), (vi) provide that Awards cannot vest, be exercised or become payable after the Reorganization Event, and (vii) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

              (c)   Change in Control. A "Change in Control" shall mean any of the following:

(i) a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control under this subsection (i): (A) any acquisition by the Company; (B) any acquisition by an employee benefit plan maintained by the Company; (C) any acquisition which is not a Change in Control under Section 10(c)(iii) as a result of compliance with subsections (A), (B), and (C) of Section 10(c)(iii); or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(ii) the Incumbent Directors cease for any reason to constitute a majority of the Board;

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities,

(B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(C) immediately after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or

(iv) the effective date of a liquidation or dissolution of the Company.

For purposes of the foregoing, "Incumbent Directors" shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 10(c)(i) or 10(c)(iii)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), (iii), or (iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11 General Provisions Applicable to Awards.

              (a)    Transferability of Awards.    Awards (other than vested shares of Restricted Stock) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

              (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic, or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

              (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

              (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

              (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued in the manner determined by (or in a manner approved by) the Board; provided, however, except as otherwise provided by the Board, that the shares retained to satisfy such tax obligations cannot exceed the aggregate amount of such tax obligation based on the maximum statutory withholding rates in the Participant's applicable jurisdiction for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to such taxable income. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

              (f)     Amendment of Award.    Subject to Sections 5(h) and 6(f), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 10 hereof.

              (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

              (h)    Acceleration.    The Board may, at any time, provide in an Award agreement or otherwise that any Award shall become immediately exercisable in full or in part, free from some or all of the restrictions or conditions applicable to such Award or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the Participant, (B) in connection with retirement, termination of employment or other separation from service, or (C) in connection with a Change in Control.

              (i)     Limitations on Vesting.    Notwithstanding anything to the contrary in the Plan, no Award (other than Cash-Based Awards) or any portion thereof shall vest earlier than the first anniversary of its date of grant; provided, however, that notwithstanding the foregoing, such minimum vesting requirement shall not apply to (i) any substitute award described in Section 4(d), (ii) shares of Common Stock delivered in lieu of full-vested Cash-Based Award (or other cash awards or payments), (iii) Awards to non-employee directors of the Company that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year's annual meeting, and (iv) any additional Awards the Board may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan, as of the Restatement Effective Date, pursuant to Section 4 (subject to adjustment under Section 10); and, provided, further, that the foregoing restriction does not apply to the Board's discretion to provide for accelerated exercisability or vesting of any Awards pursuant to Section 11(h).

              (j)     Treatment of Dividends and Dividend Equivalents on Unvested Awards.    Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

12 Miscellaneous.

             (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award by virtue of adoption or amendment of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

              (b)    No Rights As Stockholder; Clawback.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

              (c)    Effective Date and Term of Plan.    The Plan shall become effective on the Restatement Effective Date, subject to the approval by the Company's stockholders. No Awards shall be granted under the Plan after the tenth anniversary of the Original Effective Date, but Awards previously granted may extend beyond that date.

              (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") (or other applicable exchange on which the Common Stock is traded) may be made effective unless and until such amendment shall have been approved by the Company's stockholders and (ii) if the NASDAQ (or other applicable exchange on which the Common Stock is traded) amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

              (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

              (f)    Compliance With Code Section 409A.    To the extent applicable, the Plan and all Awards shall be interpreted in accordance with Section 409A. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes "nonqualified deferred compensation" within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after the date of "separation from service" (as determined under Section 409A) (the "New Payment Date"), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

              The Company and its employees, agents and representatives make no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section. Notwithstanding any provision of the Plan to the contrary, in the event that following the Original Effective Date the Board determines that any Award may be subject to Section 409A, the Board may (but is not obligated to), without a Participant's consent, adopt such amendments to the Plan and the applicable Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A.

              (g)    Compliance with the Exchange Act.    Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

              (h)    Data Privacy.    As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 12(h) by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Company and its subsidiaries may hold certain personal information about a Participant, including but not limited to, the Participant's name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the "Data"). The Company and its subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant's participation in the Plan, and the Company and its subsidiaries may each further transfer the Data to any third parties assisting the Company and its subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Participant's country, or elsewhere, and the Participant's country may have different data privacy laws and protections than the recipients' country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its subsidiaries or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant's participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant's ability to participate in the Plan and, in the Board's discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

              (i)     Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.